Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ARCA biopharma, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-154839, 333-161485, 333‑191295, 333‑212130 and 333-251424) on Form S-8 and the registration statements (Nos. 333-178984, 333-186584, 333-195054, 333-205533, 333-217459 and 333-238067) on Form S-3 of ARCA biopharma, Inc. of our report dated March 18, 2021, with respect to the balance sheets of ARCA biopharma, Inc. as of December 31, 2020 and 2019, the related statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes, which report appears in the December 31, 2020 annual report on Form 10-K of ARCA biopharma, Inc.

/s/ KPMG LLP

Denver, Colorado

March 18, 2021